EXHIBIT 10.19A

INTERNATIONAL SALES AND SERVICE AGREEMENT ("AGREEMENT")

Agreement effective this 16th day of May, 2005, by and between Genesse Brazil located at Rua Diogo Vaz #291, Sao Paulo, SP, Brazil 01527 with its affiliates and subsidiaries (the "Distributor") and Diasys Corporation of 81 West Main Street, Waterbury, Connecticut, USA ("DiaSys").

SECTION 1 - BUSINESS FRAMEWORK

1.1         Products: This Agreement pertains to workstation instruments ("Workstations"), their replacement parts and accessories ("Spares"), consumable products ("Consumables") and ELISA tests, rapid point-of-care tests and electrophoresis products marketed by DiaSys all as further described at the attached Schedule A (collectively, "Products").

1.2         Business Purpose: The Distributor hereby agrees to actively promote Product in Brazil ("Territory") or as such Territory is mutually defined. Promotion, by way of example only, means that the Distributor will: (a) direct its sales personnel and agents to actively recommend use of the Products to their current and prospective customers; (b) periodically present Products in the Distributor's news bulletins and releases where appropriate; (c) exhibit Products at appropriate trade shows within the Territory; (d) include Products in the Distributor's clinical instrumentation and/or diagnostic testing and electrophoresis advertising; (e) actively, frequently and consistently market, advertise, and demonstrate Products to potential customers in the Territory; (f) import Products in reasonable quantity to meet the needs of and support its active and potential customers in the Territory; (g) install Products and train customers in their proper use and maintenance; and, (h) Service Products as and when required.

1.3         Exclusive Appointment: DiaSys hereby appoints the Distributor its exclusive sales and Service agent in the Territory in furtherance of the Business Purpose.

1.4         Business Relationship: The relationship between DiaSys and the Distributor created by this Agreement is that of vendor-vendee exclusively. Neither Party shall have authority, expressed or implied, to assume or create any obligation on behalf of the other and neither shall have authority to represent the other in a capacity other than that expressly provided herein.

1.5         Certifications: At no cost to the Distributor, DiaSys shall apply for certifications and/or government approvals reasonably necessary to import and sell Products in the Territory. At no cost to DiaSys, the Distributor shall assist DiaSys in identifying and obtaining necessary applications, providing translations where necessary, filing the application and monitoring the certification or approval process.

1.6         Term: This Agreement shall expire on December 31, 2006 unless extended upon the written agreement of the parties or terminated by either party due to an unresolved breach by the other. The provisions of Section 5.1 (Confidential Information) shall survive the termination of this Agreement for any reason.

SECTION 2 - TRAINING AND TECHNICAL SUPPORT

2.1         Initial Order and Training: The Distributor shall provide DiaSys with an initial order of at least Fiftheen Thousand US DOLLARS (US$ 15,000.00) of Workstations and Consumables diagnostic tests and ELISA tests in any combination ("Initial Order") for immediate Delivery. Upon receipt of the Initial Order, DiaSys and the Distributor shall schedule a Sales and Service seminar at any of the Distributor's facilities within the Territory for all products.

2.2         On-Going Training: On-going training will be conducted by DiaSys generally at no additional cost to the Distributor so long as DiaSys can reasonably accommodate the place of training and frequency of requests in DiaSys' travel plans. Each party shall be responsible for the travel and entertainment expenses of its respective employees.

2.3         Technical Support: At no additional cost to the Distributor, DiaSys shall provide the Distributor with unlimited technical support by telephone, telefax and/or E-mail during DiaSys normal working hours.

2.4         Marketing And Technical Bulletins: DiaSys shall, at no charge, provide the Distributor with technical, advisory and marketing materials developed for Products in quantities and at times reasonably requested.

2.5         English Language: All training courses, technical assistance and reading materials shall be in the English language, supported by interpretations and translations provided by the Distributor.

SECTION 3 - PRICE, ORDERS, DELIVERY, INVOICING, PAYMENT

3.1         Price: The purchase price for Products is set forth at the attached Schedule A. All prices are quoted in United States Dollars and do not include costs of Service, applicable insurance costs, transportation charges, excise taxes, value-added taxes, sales or use taxes, and charges for shipment, rigging, damage, and other applicable delivery charges or taxes.

3.2         Purchase Orders and Acceptance: All orders shall be in writing and shall set forth Products type, price, quantity, requested date of Delivery, specific carrier and other such order-related terms ("Order"). DiaSys shall accept or reject each Order in writing within five (5) business days following receipt. DiaSys' failure to reject an order shall constitute acceptance. No term or condition of any Order or acceptance, which adds to or changes this Agreement shall be legally binding on the parties unless intended and entitled an amendment to this Agreement.

3.3         Delivery: All Products and Spares are delivered F.O.B. DiaSys ("Delivery"). DiaSys shall prepay and invoice the Distributor separately for the cost of shipping, insurance, and similar expenses. However, the Distributor may specify any particular courier or shipping method on the front of the Order.

3.4         Invoices: DiaSys shall invoice the Distributor upon Delivery. DiaSys will telefax its invoices to the Distributor's Accounts Payable department.

3.5         Payment Terms: Payment in advance on all product and services with the exception that DiaSys agrees to provide 30 day payment terms based on the receipt of an irrevocable Letter of Credit furnished pursuant to Section 3.6 below. The Distributor agrees that it shall reimburse DiaSys for any reasonable costs of collection including court costs, attorney's fees and travel expenses.

3.6         Eligible Letter of Credit: An Eligible Letter of Credit must be: (i) irrevocable (except on 60 days prior written notice); (ii) drawn upon a recognized international bank acceptable to DiaSys; (iii) having payment terms by sight draft; and (iv) otherwise acceptable to DiaSys.

SECTION 4 - WARRANTIES

4.1         No Defects: DiaSys hereby warrants that at the time of Delivery, Workstations and Spares purchased hereunder shall be free from defects in materials and workmanship and shall conform to the specifications published by DiaSys ("Workstation Warranty") for a period of One (1) year commencing at date of Delivery ("Workstation Warranty period"). DiaSys also warrants that at time of Delivery, all Consumables purchased hereunder shall be free from defects in materials and workmanship and shall conform to the specifications published by DiaSys.

4.2         In-Warranty Service and Repair: The Distributor shall provide trouble shooting and technical support to its customers in the Territory. In the event that a Product is found to be defective during the applicable warranty period, the Distributor shall replace such Product from its parts depot and hold such defective Product for DiaSys' instructions together with: (i) the name and address of the Distributor's sales/Service person to contact with questions concerning the Product; (ii) a description of the defect in the Product; and, (iii) a description of any remedial measures taken in the field to repair such Product. DiaSys, upon such inspection, shall reasonably determine whether such Product is defective under the applicable warranty period. If under warranty, DiaSys will repair or replace such defective Product at no cost to the Distributor.

4.3         Out-Of-Warranty Service And Repair: If the Distributor requests DiaSys to repair or replace any Product after the applicable warranty period has expired, the Distributor shall pay all costs for such Services including but not limited to all shipping costs from and to the Distributor's facility wheresoever located. The Distributor may elect to repair a Product that is out-of-warranty or to provide for such Service through an independent third party.

4.4         Limitation: All warranties stated in this Agreement are void if any party fails to maintain electrical power and environmental conditions described in DiaSys' published specifications or instructions for Workstations, or if the Product has been subject to any unauthorized modification or use, accident, neglect, misuse, use of unauthorized software or media, tampering, improper storage, handling or shipping of diagnostic tests or any event other than ordinary and/or authorized use.

4.5         Implied Warranty: EXCEPT AS STATED IN THIS SECTION 4.5, ALL GUARANTEES, WARRANTIES, CONDITIONS, AND REPRESENTATIONS, EITHER EXPRESSED OR IMPLIED, INCLUDING BUT NOT LIMITED TO IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, ARE EXPRESSLY EXCLUDED.

SECTION 5 - CONFIDENTIAL INFORMATION

5.1         Confidential Information: Each of the parties and any affiliate, as appropriate shall take such steps as are reasonably required (including without limitation such steps as such party takes to protect its own proprietary information) to protect confidential and/or proprietary information supplied or revealed to it by the other party pursuant to this Agreement and shall not use such information except pursuant to this Agreement. Any confidential and/or proprietary information shall be in writing and clearly designated Confidential, or if initially disclosed orally, confirmed in writing as Confidential within thirty (30) days of disclosure. Nothing in this Section 5.1 shall be construed to impose a confidentiality obligation on a party or its affiliates in connection with any information to the extent such information (i) is at the time of disclosure already known to the receiving party (as clearly established by such party's records); (ii) is at the time of disclosure or subsequently becomes part of the public domain through no fault, act or omission of the receiving party; (iii) is subsequently disclosed to the receiving party by a third party whose receipt and disclosure of such information does not, according to the receiving party's knowledge, constitute a violation of any confidentiality obligation; or (iv) is independently developed by the receiving party.

SECTION 6 - GENERAL

6.1         Records: The parties agree to maintain complete and accurate files, books, and records with respect to the activities hereunder and all transactions relating to the Products including but not limited to those required by the export/import regulations of the United States and the Territory.

6.2         Limitation of Damage: In no event shall either party be liable to the other for special, indirect and/or consequential damages.

6.3         Construction: (a) Section headings are included for convenience only and are not to be used to construe or interpret this Agreement. (b) No delay or failure of either Party in exercising any right or provision hereunder shall be deemed to constitute a waiver or a release of such right or provision. (c) This Agreement shall be construed and enforced in accordance with, and the laws of the State of Connecticut (USA) hereof shall govern the validity and performance. (d) The foregoing represents the entire agreement of the Parties with respect to the subject matter hereof. No modification, amendment, rescission or other change shall be binding on either Party unless and until made in a single writing and signed by a duly authorized representative of each Party. (e) All attached schedules are incorporated and made a part of this Agreement. (f) Each provision of this Agreement whose effectuation requires survival of such provision beyond termination or expiration hereof shall survive without limitation. (g) This Agreement shall be binding upon all successors-in-interest, assigns, and heirs. (h) If, for whatever reason, any part, provision or paragraph of this Agreement is adjudicated illegal or in conflict with any pertinent and applicable law by a court having competent jurisdiction, then that part, provision or paragraph shall be severed from this Agreement and the Parties shall be bound under all remaining parts, provision and paragraphs herein.

IN WITNESS WHEREOF, the duly authorized officers of the parties hereto have hereunto set their signatures effective as of the day and year above written.

DISTRIBUTOR	DIASYS CORPORATION
Genesse Industria e Comercio
Sao Paulo

By:	By:
S/RICARDO DIDIO	S/ GREGORY WITCHEL
Print Name: Ricardo Didio	Gregory Witchel
Title: Gerente General	CEO
Date: Maio 16, 2005 _	Date: May 18, 2005

ADDENDUM A
Products and Pricing

Not including, with this filing.

The material contained in this exhibit document, together with an Application for Confidential Treatment thereof, has been filed separately with the Securities and Exchange Commission.